August 28, 2002

PURCHASE AGREEMENT FOR

15,000,000
Shares of Common Stock
of
Yahoo!
(“YHOO” Nasdaq National Market)

I.	Issuer, Purchaser, Company and Security:

(a)	Seller. SOFTBANK America Inc. (the “Seller”).

(b)	Purchaser. Acqua Wellington Private Placement Fund Ltd and Acqua Wellington Opportunity I Limited (together shall be referred to as the “Purchaser”).

(c)	Company. Yahoo! Inc. (the “Company”)

(d)	Security. Shares of the Company’s common stock, $0.001 par value (the “Stock” or the “Shares”)

II.	Transaction Terms:

(a)	Purchase Price. The Purchase Price shall be $135,450,000.

(b)	Total Shares. The Total Shares to be purchased shall be 15,000,000 Shares.

(c)	Settlement Date. The purchase of Stock shall be settled on August 29, 2002 (the “Settlement Date”).

III.	Representations of Seller.

(a)	Authorization and Power. The Seller has the requisite power and authority to enter into and perform this Purchase Agreement and to sell the Shares. The execution, delivery and performance of this Purchase Agreement by the Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Purchase Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(b)	Restrictions. The Seller covenants that if the Seller sells the Stock to a party other than the Purchaser at any time prior to the Settlement Date, the price per share of the Total Shares shall be the lesser of (i) the third party’s terms net of third party discounts and fees (the “Third Party Price”) and (ii) the Purchase Price divided by the Total Shares.

(c)	The Seller is the legal, beneficial and registered owner of the Shares, free and clear of any liens, charges or encumbrances, except restrictions on transfer imposed pursuant to the Consent and Resale Agreement, dated March 25, 2002, between SOFTBANK Corp. and the Company, and restrictions on transfer imposed pursuant to applicable securities laws. The execution and delivery of the Purchase Agreement by the Seller and the sale of the Shares by the Seller will not violate any agreement the Seller has with the Company or any third party. On the Settlement Date, the Shares sold to the Purchaser shall be free and clear of any liens, charges or encumbrances, except restrictions on transfer imposed pursuant to applicable securities laws.

IV.	Representations of Purchaser.

(a)	Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform this Purchase Agreement and to purchase the Shares. The execution, delivery and performance of this Purchase Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action. This Purchase Agreement constitutes, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

(b)	Purchase for Own Account. The Shares will be acquired for investment for the Purchaser’s own account and not with a view to the distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same except in each case, in a manner permitted pursuant to the Securities Act of 1933 (the “Securities Act”). The Purchaser has only entered into, and the Purchaser shall only enter into, a short sale of the Company’s common stock, a long put option on the Company’s common stock, a short call option on the Company’s common stock, a forward contract to sell shares of the Company’s common stock, a put equivalent position with respect to the Company’s common stock (within the meaning of Rule 16a-1(h) of the Securities Exchange Act of 1934) or any other derivative transaction designed to eliminate or reduce the economic risk associated with ownership of the Shares, in each such case if such transaction (i) occurs a sufficient period of time following the purchase of the Shares hereunder such that such transaction does not cause the purchase of the shares to violate the Securities Act and (ii) is not in anticipation of the sale of the Shares pursuant to an effective registration statement under the Securities Act. The Purchaser understands that (a) the Shares have not been registered under the Securities Act and (b) the Shares will be sold to Purchaser in reliance on an exemption from registration under the Securities Act and, therefore, cannot be sold or transferred except in a transaction registered under the Securities Act or pursuant to an exemption from such registration.

(c)	Investment Experience. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission that meets the requirements of Rule 501(a)(1), (2), (3), or (7) of said Regulation D. The Purchaser is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment in the Shares (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

(d)	Information. The Purchaser has been furnished with, or otherwise has access to, such information as it deems necessary to evaluate an investment in the Shares.

(e)	Own Investigation. The Purchaser has made such investigation into the affairs of the Company as it has deemed necessary or appropriate and has not relied upon any information, or any representations or warranties, provided by the Seller regarding the Company or the Shares, except for the specific representations and warranties regarding the Shares set forth in Section III(c) hereof.

V.	Settlement.

(a)	Settlement. On the Settlement Date, the Seller will cause the delivery of whole shares of Stock, equal to the Total Shares, to the Purchaser, against payment therefor to the Seller’s designated account by wire transfer of the Purchase Price in immediately available funds (provided that the shares of Stock are received by the Purchaser no later than 1:00 p.m. eastern time) or next day available funds if the shares are received thereafter.

(b)	The Seller shall use its best efforts to settle the shares on the Settlement Date. At no time will the Purchaser be obligated to provide payment prior to receipt of the appropriate number of shares.

VI.	Closing Conditions.

The following shall be conditions to the Purchaser’s obligation to consummate the purchase contemplated hereby:

(a)	From the date hereof to the Settlement Date, trading in the Company’s Stock shall not have been suspended by the Commission or the Nasdaq National Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Settlement Date), and, at any time prior to the Settlement Date, trading in securities generally as reported by Nasdaq National Market shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by American Stock Exchange, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Purchaser, makes it impracticable or inadvisable to Purchase the Shares.

(b)	The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement in the form attached hereto as Annex A.

VII.	The foregoing shall constitute a binding agreement on both the Seller and the Purchaser.

The terms set forth herein are accepted by SOFTBANK America Inc.

Signature: /s/ Francis B. Jacobs II Name: Francis B. Jacobs II Address:	Telephone: Fax: Wire Instructions: Contact Name:

The terms set forth herein are accepted by Acqua Wellington Private Placement Fund, Ltd.

Shares: 4,000,000 Shares

Signature: /s/ R. Perry Pinder Name: R. Perry Pinder Title:	Date:______________________ Fax:

The terms set forth herein are accepted by Acqua Wellington Opportunity I Limited.

Shares: 11,000,000 Shares

Signature: /s/ Michael Taylor Name: Michael Taylor Title:	Date:______________________ Fax: